Exhibit 11

Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three months ended June 30,
	2004	2003
Income before cumulative effect of change in accounting principle	$116,561,000	$109,592,000
Cumulative effect of change in accounting principle (net of applicable tax)	0	0

Net Income	$116,561,000	$109,592,000

Basic weighted average shares outstanding	110,771,195	115,392,083
Diluted weighted average shares outstanding	112,615,018	115,762,531

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$1.05	0.95
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	0.00

Basic net income per share	$1.05	$0.95

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$1.04	$0.95
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	0.00

Diluted net income per share	$1.04	$0.95

	Six months ended June 30,
	2004	2003
Income before cumulative effect of change in accounting principle	$236,075,000	$210,225,000
Cumulative effect of change in accounting principle (net of applicable tax)	(7,163,000)	0

Net Income	$228,912,000	$210,225,000

Basic weighted average shares outstanding	111,600,864	116,425,796
Diluted weighted average shares outstanding	113,338,971	116,777,649

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$2.11	1.81
Cumulative effect of change in accounting principle (net of applicable tax)	(0.06)	0.00

Basic net income per share	$2.05	$1.81

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$2.08	$1.80
Cumulative effect of change in accounting principle (net of applicable tax)	(0.06)	0.00

Diluted net income per share	$2.02	$1.80